BRANDEN T. BURNINGHAM

455 EAST 500 SOUTH, SUITE 205

SALT LAKE CITY, UTAH  84111

ADMITTED IN UTAH AND CALIFORNIA

TELEPHONE:  801-363-7411

FACSIMILE:  801-355-7126

July 20, 2012

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C.  20549

Re:

Consent to be named in the S-8 Registration Statement of Wizzard Software Corporation,

a Colorado corporation (the "Registrant"), to be filed on or about April 6, 2012, covering the registration and issuance of 3,000,000 shares of common stock to participants in the Company's 2012 Stock Option Plan

Ladies and Gentlemen:

I hereby consent to be named in the above referenced Registration Statement, and to have my opinion appended as Exhibit No. 23.1 thereto.

                                   Sincerely yours,

                                   /s/ Branden T. Burningham

                                   Branden T. Burningham

cc:    Wizzard Software Corporation